UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 9, 2008

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands		NA
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On July 9, 2008, Seagate Technology (“the Company”) announced the proposed closure of its media manufacturing facility in Milpitas, California. The closure is part of the Company’s ongoing focus on cost-efficiencies in all areas of its business. The Company plans to cease production at the Milpitas manufacturing facility on October 3, 2008. The Company currently estimates the restructuring, exit costs and other charges to be approximately $74 million, of which approximately $36 million are expected to be cash. These charges include severance of approximately $21 million, accelerated asset depreciation of approximately $38 million and approximately $15 million of other exit costs. The Company intends to record approximately $19 million of the severance charges as restructuring costs in its Statement of Operations for its fourth quarter of fiscal year 2008. The Company expects to record approximately $43 million of charges relating to the closure in its Statement of Operations for its first quarter of fiscal year 2009, of which approximately $38 million relating to accelerated asset depreciation will be recorded to cost of revenue. The remaining charges are expected to be incurred over the balance of fiscal year 2009. The Company aims to realize annual savings of approximately $42 million in connection with the Milpitas facility.

Consistent with past practice, the Company’s business outlook and guidance provided on April 15, 2008, did not include the impact of this specific activity or any other restructuring, acquisitions, or stock repurchase activities to be undertaken by the Company during its fourth quarter of fiscal year 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: July 11, 2008	By:	/s/ Kenneth M. Massaroni
		Name:	Kenneth M. Massaroni
		Title:	Senior Vice President, General Counsel and Secretary